Exhibit 10.19

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY APPLICABLE STATE SECURITIES LAWS. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF A CURRENT AND EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SECURITIES, OR AN OPINION SATISFACTORY TO THE ISSUER AND ITS COUNSEL TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

AUTOGENOMICS, INC.

8 ½% SUBORDINATED NOTE
201304-001                                      Vista, California
$635,725.00                                          April 1, 2013

FOR VALUE RECEIVED, AutoGenomics, Inc., a Delaware corporation (the "Company"), hereby promises to pay to the order of Memorial Care Innovation Fund , LP or registered assigns("Holder"), the principal amount of $635,725.00, 1 together with interest thereon at the rate of Eight and One-Half percent (8 ½ %) per annum based on a 365-day year and the number of days elapsed, on or before March 31, 2014 (the "Maturity Date"), subject to the terms and conditions set forth below. This 8½% Subordinated Note (this "Subordinated Note") has been issued in exchange for an outstanding subordinated note of the Company (an "Old Note" identified as 201011-003) dated November 1, 2010 with an original maturity date of December 31, 2012, extended to March 31, 2013.

1.    Defined Terms.

"Affiliate" means, with regard to any Person, (i) any Person, directly or indirectly, controlled by, under common control with, or controlling such Person, (ii) any Person, directly or indirectly, in which such Person holds, of record or beneficially , five percent (5.0%) or more of the equity or voting securities, (iii) any Person that holds, of record or beneficially, five percent (5.0%) or more of the equity or voting securities of such Person, (iv) any Person that, through contract, relationship or otherwise, exerts a substantial influence on the management of such Person's affairs, (v) any director, officer, partner or individual holding a similar position in respect of such Person, or (vi) as to any natural Person, any Person related by blood , marriage or adoption and any Person owned by such Persons.

"Appropriate Reserves" means reserves for operating expenses and scheduled or required payments on Indebtedness (including payments for past-due rent constituting Existing Senior Indebtedness) for the immediately following fiscal quarter determined in good faith by the Company based on the applicable annual budget for the Company

________________________
1 Principal amount of New Note will equal the principal amount of, and accrued and unpaid interest on, an exchanged Old Note.

(commencing with the annual budget for 2013) and in any event not to exceed , without the consent of the holders of at least a majority in principal amount of the Subordinated Notes, the annual budget for such items by more than ten percent in the aggregate in any fiscal quarter or more than twenty percent in the aggregate in any fiscal year.

"Business Day" means any day other than a Saturday, Sunday or federal holiday.

"Collateral" means (i) the Company 's accounts receivable, including proceeds thereof, and (ii) any other assets of the Company or any Subsidiary with respect to which the Company or any Subsidiary at any time grants a Lien to secure any Secured Indebtedness.

"Company Party" means Company and any Subsidiary of Company.

"Distributable Cash" means, as at the end of any fiscal quarter of the
Company, available cash of the Company and its Subsidiaries after (i) payment or accrual of operating expenses (including tax liabilities) and all scheduled or required payments on Senior Indebtedness (including payments of past-due rent included in Existing Senior Indebtedness) for that fiscal quarter just ending and (ii) establishing Appropriate Reserves for the immediately following fiscal quarter.

"Existing Indebtedness" means the Existing Senior Indebtedness, the Old Notes, the Subordinated Notes, and other obligations of the Company incurred prior to the Exchange Offer Commencement Date and outstanding on the Original Issue Date.

"Existing Senior Indebtedness" means, collectively, (i) the Senior Debt, of which $2,750,000 plus accrued and unpaid interest is outstanding as of the Issue Date and (ii) past-due rent in an amount equal to $1,040,595 on the Issue Date payable to PCCP DJ ORTHO, LLC, a Delaware limited liability company ("Landlord ") under the Standard Industrial/Commercial Single-Tenant Lease --Net dated February 12, 2009, by and between the Company and Landlord, as amended from time to time.

"Indebtedness" means:

(i)all indebtedness of the Company or any Subsidiary for monies borrowed from banks, trust companies, insurance companies and other financial institutions, including commercial paper, letters of credit and accounts receivable sold or assigned by the Company or any Subsidiary to such institutions;

(ii)all indebtedness of the Company or any Subsidiary for monies borrowed by the Company or any Subsidiary from other persons or entities (excluding accrued expenses, trade payables, workers' compensation claims, self-insurance obligations, bankers ' acceptances, performance, hedging obligations and surety bonds in the ordinary course of business) ;

(iii)any due or past-due obligations of the Company as lessee under leases of real or personal property ;

(iv)indebtedness or obligations of others of the kinds described above assumed or guaranteed in any manner by the Company or any Subsidiary;

(v)deferrals, renewals, extensions and refund ings of any such indebtedness or obligations described above;

(vi)any balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired by, or such services are completed for, the Company or any Subsidiary; and

(vii)any other indebtedness of the Company or any Subsidiary which the Company and the holders of more than 50% of the unpaid principal amount of the Subordinated Notes then outstanding may hereafter from time to time expressly and specifically agree in writing shall constitute Indebtedness;

if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the Company or any Subsidiary prepared in accordance with generally accepted accounting principles, whether or not contingent. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the Company or any Subsidiary (whether or not such Indebtedness is assumed by the Company or any Subsidiary).

"Intercreditor Agreement" means any Intercreditor Agreement among the Subordinated Notes Representative and holders of the Company 's Secured Indebtedness, and acknowledged by the Company, as amended, modified , supplemented or amended and restated from time to time.

"Lien" means with respect to any assets, any mortgage, lien, pledge, charge, security interest or other similar encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any option or other agreement to sell, and any filing of or agreement to give, any security interest).

"Note Documents" means the Subordinated Notes, the Second Lien Security Agreement, any other collateral agreement to which the Company and the Subordinated Notes Representative are a party with respect to the Subordinated Notes, and any Intercreditor Agreement.

"Old Notes" means any subordinated promissory notes of the Company outstanding as of the Exchange Offer Commencement Date that are not exchanged in the Exchange Offer and remain outstanding thereafter .

"Issue Date" means April 1, 2013.

"Pari Passu Subordinated Notes" means the Subordinated Notes and all other Indebtedness of the Company represented by subordinated promissory notes ranking pari passu with and equal in right of payment to the Subordinated Notes (including any Old Notes).

"Person" means any corporation, partnership ,joint venture, limited liability company, organization, entity, governmental authority, body or agency, or natural person.

"Requisite Holders" means the Holders of at least a majority in outstanding principal amount of the Subordinated Notes.

"Second Lien Security Agreement" means the Second Lien Security Agreement dated as of the Original Issue Date, by and between the Company and the Subordinated Notes Representative, as amended, modified , supplemented or amended and restated from time to time.

"Secured Indebtedness" means any Indebtedness secured by a Lien on any asset or property of the Company or any Subsidiary (other than Indebtedness with respect to
(i) any capitalized lease or (ii) the deferred and unpaid purchase price of any asset).

"Senior Indebtedness" means any (i) any Existing Senior Indebtedness , (ii) Indebtedness of the Company designated by the Company as ranking senior to the Subordinated Notes and (iii) any other indebtedness of the Company which the Company and the holders of more than 50% of the unpaid principal amount of the Subordinated Notes then outstanding may hereafter from time to time expressly and specifically agree in writing shall constitute Senior Indebtedness. The Company agrees to provide to the Holder, if requested , the names of the holders of all Senior Indebtedness in writing, and to provide the Holder, if requested , with copies of all agreements related to any such Senior Indebtedness. Notwithstanding the foregoing, "Senior Indebtedness " shall not include (x) any other Indebtedness of the Company designated as subordinated indebtedness (including any Pari Passu Subordinated Notes), or (y) any Indebtedness of the Company or any Subsidiary owed to any Affiliate of the Company or any Subsidiary.

"Subordinated Notes Representative" means initially, Citibank, N.A., acting through its Citibank Agency & Trust division, as collateral agent for the holders of the Subordinated Notes, and any successor or sub-agent appointed as set forth on Annex I hereto.

"Subsidiary" means, with respect to any specified Person, any other Person, other than a natural Person, (i) of which more than 50.0% of the voting stock or other equity interests (in the case of other Persons that are not corporations) is owned or controlled, directly or indirectly , by such specified Person or one or more Affiliates of such specified Person or (ii) the management of which is controlled, directly or indirectly, by contract or otherwise, by such specified Person or one or more Affiliates of such specified Person. Unless otherwise specified herein or the context otherwise requires, "Subsidiary" shall mean a Subsidiary of the Company.

2.Subordination.

Subordination to Senior Indebtedness. The Indebtedness evidenced by this Subordinated Note, and the payment of the principal hereof and interest hereon, is wholly subordinated , junior and subject in right of payment, to the extent and in the manner provided herein and in any Intercreditor Agreement , to the prior payment of all Senior Indebtedness permitted under this Subordinated Note.

3.	Repayment of the Subordinated Notes.

(a)Repayment at the Maturity Date. On the Maturity Date, the Company shall repay all, but not less than all, of the then outstanding principal amount of the Subordinated Notes, and all accrued and unpaid interest thereon, by mailing a corporate check in such amount payable to the Holder at the Holder's address of record as contained herein, or on file with the Company pursuant to notice given as provided herein, no later than ten (10) business days after the Maturity Date or, at the request of the Holder, by wire transfer of immediately available funds designated in writing by the Holder.

(b)Repayment from Proceeds of lPO. Upon consummation of an initial public offering of the common stock of the Company, the Company shall use 50% of the net cash proceeds (net of actual transaction expenses, other than taxes) received by the Company to repay Existing Indebtedness in the order of priority set forth in Section 4(a)(l ).

(c)Optional Redemption Prior to the Maturity Date. The Company may redeem this Subordinated Note in whole or in part, at any time or from time to time, without penalty , at a redemption price equal to l 00% of the principal amount of this Subordinated Note, together with all accrued and unpaid interest thereon through the redemption date, provided that such redemption is on a pro rata basis with all other Subordinated Notes then outstanding (determined based on the aggregate principal amount of all Subordinated Notes then outstanding as of such redemption date).

(d)Cancellation of Subordinated Note. Immediately upon repayment in full of this Subordinated Note, including all principal, accrued interest, redemption price, as applicable, and any amounts owed pursuant to Section 1O(e) hereof, this Subordinated Note shall no longer be deemed to be outstanding and all rights with respect to this Subordinated Note shall immediately cease and terminate as of the date of such repayment.

4.	Covenants of the Company.

(a)Incurrence of Additional Indebtedness. The Company shall not, and shall not permit any Subsidiary to, incur any Indebtedness after the Issue Date that is not expressly subordinated in right of payment to the Subordinated Notes without the prior written consent of holders representing 75% of the aggregate principal amount of all then outstanding Subordinated Notes ;provided, however, that without the consent of any of the holders of the Subordinated Notes, the Company may incur Indebtedness as follows:

(1)any Indebtedness; provided that at least 50% of the proceeds (net of actual transaction expenses (excluding any amount for taxes)) of any such Indebtedness are used to repay and retire Existing Indebtedness in the following order of priority: first, any Existing Senior Indebtedness then outstanding until all Existing Senior Indebtedness has been paid in full; second, any Subordinated Notes and Old Notes then outstanding (on a pro rata basis based upon the principal amount of Subordinated Notes and Old Notes then outstanding) until all of the Subordinated Notes and Old Notes have been paid in full; and third, any other obligations of the Company incurred by the Company prior to the Exchange Offer Commencement Date and outstanding on the Original Issue Date;

(2)any Existing Senior Indebtedness may be refinanced, and any Indebtedness existing on the Issue Date that has already been refi nanced under Section
4(a)( l ) may be subsequently refinanced , in each case, so long as the principal amount thereof is not increased (except such refinanced Indebtedness may be increased by an amount equal to the actual transaction expenses of such refinancing (excluding any amount for taxes)); and

(3)Indebtedness in an outstanding amount not to exceed in the aggregate $100,000 consisting exclusively of (i) capitalized lease obligations and (ii) the deferred and unpaid purchase price of any asset).

For avoidance of doubt, the Company may incur Indebtedness that is permitted in part under clause (l) and subject to the criteria of clause (1), to refinance Indebtedness existing on the Original Issue Date, and in part under clause (2) and subject to the criteria of clause (2), to refinance previously refinanced Indebtedness.

(b)Reports. Until the Company becomes subject to the reporting requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, at the
request of the Holder, the Company agrees to furnish to the Holder the following financial statements and other information:

(1)as soon as available, copies of the unaudited consolidated balance sheets of the Company and its subsidiaries as of the end of the first three quarterly accounting periods during the fiscal year of the Company in which the Holder makes such request, and of the related consolidated statements of income and retained earnings and cash flows for such accounting periods;

(2)as soon as avai!able after the end of each fiscal year of the Company, copies of the audited consolidated balance sheets of the Company and its subsidiaries as of the end of such fiscal year, and of the related audited consolidated statements of income and retained earnings and cash flows for such fiscal year accompanied by a report thereon from independent certified public accountants selected by the Company; provided that the Company shall not be required to deliver audited financial statements if not otherwise required in connection with i ts financing agreements.

(c)Subordinated Second Lien. The Company shall take such actions as shall be necessary to grant and maintain for the benefit of the holders of the Subordinated Notes, a subordinated , perfected Lien on all Collateral , which Lien is second in priority solely to any Senior Indebtedness that is Secured Indebtedness and to any Liens that have priority solely by operation of law.

(d)Distributions. No distributions (other than dividends paid solely in shares of capital stock of the Company) will be made on account of the Company's capital stock until the Subordinated Notes are paid in full.

(e)Employee Compensation. No increase to any current C-level salary for employees of the Company shall increase any such salary (i) by a percentage that is more than the percentage increase in year-to-date revenues on the date of the increase over the prior year's revenues for the same period , or (i i) to exceed its 2008 level.

(f)Terms No More Favorable. If any of the other subordinated indebtedness issued by the Company after the Original Issue Date (including any Pari Passu Subordinated Notes) contain terms more favorable to the holder of such subordinated indebtedness than those contained in this Subordinated Note (such subordinated indebtedness, the "More Favorable Terms Note"), the Company shall promptly (but not less than 5 days after the issuance of such More Favorable Terms Note) offer to exchange for thi s Subordinated Note a new Subordinated Note which shall have the same terms as this Subordinated Note plus the more favorable terms of the More Favorable Terms Note.

5.Requirements for Transfer. This Subordinated Note shall not be sold or transferred unless either (i) this Subordinated Note shall have been registered or qualified under the Securities Act of 1933, as amended (the "Act"), and all applicable state securities laws with respect thereto or (ii) the Company first shall have been furnished with an opinion oflegaJ counsel, reasonabl y satisfactory to the Company, to the effect that such sale or transfer is exempt from the registration or qualification requirements of the Act and aJI applicable state securities laws with respect thereto.

6.Payment of Principal. All payments due and payable from the Company to Holder under this Subordinated Note shall be made in lawful currency of the United States of America. In no event shall any prepayment of pri ncipal be made with respect to any other subordinated indebtedness of the Company (including any Pari Passu Subordi nated Note) unless and until the Company shall have concurrently prepaid a like proportionate amount of the principal of this Subord inated Note. All repayments and prepayments under this Subordinated Note shall be applied first to accrued and unpaid interest and then to the outstanding principal balance hereof.

7.	Default and Remedies.

(a)Default. Upon the occurrence of an Event of Default (as defined below), the entire unpaid portion of the principal amount of this Subordinated Note, and all accrued and unpaid interest due Holder hereunder, shall automatically become due and payable. As used in this Subordinated Note, "Event of Default" shall mean: (i) a receiver, trustee, custodian or similar officer is appointed for the Company, or for any substantial part of i ts property and such appointment or proceeding s remain unstayed or undismissed for a period of 90 days, (ii) any bankruptcy, insolvency, reorganization , arrangement, readjustment of debt, dissolution, liquidation or similar proceeding s under the laws of any jurisd iction is instituted (by petition , application or otherwise) against the Company and such appointment or proceedings remain unstayed or undismissed for a period of 90 days, (iii) the Company admits in writing its inability to pay its debts when due, (iv) the Company makes an assignment for the benefit of creditors, (v) the Company applies for or consents to the appointment of any receiver, trustee, custodian or similar officer for the Company or for any substantial part of its property , (vi) the Company institutes (by petition, application or otherwise) or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceedings under the laws of any jurisdiction against the Company, (vii) any Indebtedness of the Company in excess of $1,000,000 is accelerated prior to its scheduled maturity date, (viii) the Company fails to make any principal or interest payment under this Subordinated Note when due and, other than at scheduled maturity, such breach remains uncured for 10 days following written notice from any holder of Subordinated Notes, and (ix) the Company breaches any of its other obligations hereunder or as set forth in the Agreement and such breach remains uncured for thirty days following written notice from any holder of Subordinated Notes.

(b)    Remedies. Notwithstanding any other provision of this Subordinated Note or any other Note Documents, the Holder shall not exercise any rights or remedies of a secured creditor with respect to any Collateral unless (i) a payment default has occurred and has continued for more than 30 days after receipt by the Company of written notice thereof and (ii) such exercise is permitted by the terms of any applicable Intercreditor Agreement.

8.Replacement. Whenever this Subordinated Note shall be surrendered at the principal executive office of the Company for transfer or exchange, accompanied by a written instrument of transfer in form reasonably satisfactory to the Company duly executed by the Holder hereof or his, her or its attorney duly authorized in writing, the Company shall execute and deliver in exchange therefor a new Note or Notes, as may be requested by the Holder, in the same aggregate unpaid principal amount and payable on the same date as the principal amount of the Note or Notes so surrendered; each such new Note shall be in such principal amount and registered in such name or names as the Holder may designate in writing. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Subordinated Note and of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Subordinated Note (in case of mutilation) the Company will make and deliver in lieu of this Subordinated Note a new Subordinated Note of like tenor and unpaid principal amount.

9.The Subordinated Notes Representative. By his, her or its acceptance of this Subordinated Note, the Holder, by acceptance of his, her or its Subordinated Note, agrees to the appointment of the Subordinated Notes Representative, on the terms and conditions set forth on Annex 1 hereto. By its signature below, the Company agrees to the appointment of the Subordinated Notes Representative , on the terms and conditions set forth on Annex I hereto.

10.	General.

(a)Successors and Assigns. This Subordinated Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the Holder of this Subordinated Note, and their respective heirs, successors and assigns.

(b)Notices. All notices, requests, consents and demands shall be made in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid , or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at 2980 Scott Street, Vista, CA 92801, Attention: Chief Financial Officer, and to the Holder at the address set forth on the Holder 's letter of transmittal delivered in the Exchange Offer, or at such other address as the Company or the Holder may designate by ten ( I 0) days advance written notice to the other parties hereto.

(c)Governing_Law. This Subordinated Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without regard to its principles of choice of Jaw.

(d)Waiver and Amendment. No delay or omission on the part of the Holder in exercising any right under this Subordinated Note shall operate as a waiver of such right or of any other right of such Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion. The Company hereby waives presentment , notice of dishonor, protest and notice of protest with respect to this Subordinated Note.

This Subordinated Note may only be amended or modified by a written agreement signed by the Company and Holder. Annex I hereto may only be amended or modified by a written agreement signed by the Subordinated Notes Agent, the Company and Holder.

(e)Costs of Collection. The Company agrees to pay on demand all costs of collection, including reasonable attorney's fees, incurred by the Holder in enforcing the obligations of the Company under this Subordinated Note.

(f)Confidentiality. By the Holder's acceptance hereof , the Holder, by acceptance of his, her or its Subordinated Note, agrees to keep confidential and not disclose, divulge or use for any unauthorized purpose any confidential, proprietary or secret information which the Holder may obtain from the Company and which is marked by the Company as confidential (i) pursuant to financial statements, reports and other materials submitted by the Company to the Holder, or (ii) pursuant to visitation or inspection rights (if any) granted to the Holder, in each case, unless such information is known, or until such information becomes known, to the public, or the Holder is required by any governmental agency, court or other regulatory body having jurisdiction over the Holder to disclose such information, but only for the sole purpose of and solely to the extent requi red by such agency, court or other regulatory body, provided that the Holder, to the extent possible, shall give the Company prior written notice of the proposed disclosure and cooperate fully with the Company to minimi ze the scope of any such required disclosure, to the extent possible and in accordance with applicable law.

(g)Headings. The headings in this Subordinated Note are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Subordinated Note.

(Signature Page Follows)

IN WITNESS WHEREOF, this Subordinated Note has been executed and delivered on the date first above written by the undersigned authorized representative of the Company.

AUTOGENOMICS , INC.

By:

September 25, 2014

MemorialCare Innovation Fund, LP
320 Golden Shore Ave., Suite 120
Long Beach, CA 90802
Attention: Brant Heise, Managing Director

Dear Mr. Heise:

Reference is hereby made to that certain promissory note dated December 8, 2009 in the original principal amount of $500,000 and assigned serial number 201304-001 on April 1, 2013 (as amended, the “Note”), issued by AutoGenomics, Inc. (the “Company”) to MemorialCare Innovation Fund, LP (“MCI”). As of the date of this letter, the principal and interest is $716,114.00 Capitalized terms used but not defined herein have the meanings given to them in the Note.

As you know, the Note has matured and payment by the Company thereunder is now due and owing. By execution and delivery of this letter agreement, and in exchange for and in consideration of the Company paying to MCI $10,000.00 immediately following the date hereof by wire transfer of immediately available funds or corporate check (with such payment to be credited to outstanding accrued and unpaid interest on the Note), MCI hereby waives the Company’s payment default and agrees to forbear and restrain from filing any legal action or instituting or enforcing any rights and remedies it may have against the Company from the date hereof until December 31, 2014, at which point the full principal and interest of the Note will be due and payable. Further, if the Company completes and closes an initial public offering of its common stock prior to that date, the Company will repay your note and any and all accrued and unpaid interest within five (5) days of the closing of the initial public offering. If the Company does not timely comply with these terms, MCI shall have no further obligations under this letter agreement and shall be permitted to exercise at such time any rights and remedies against the Company under the Note as MCI deems appropriate.

In addition, following your execution and delivery of this letter agreement and for the balance of the calendar year, the Company will make monthly payments to MCI in the amount of $10,000.00 per month in partial satisfaction of outstanding principal amount of, and accrued and unpaid interest on, the Note.

This letter agreement shall be a part of, and the terms and conditions herein shall be in addition to and supplemental to all terms and conditions set forth in, the Note. This letter agreement may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. This letter agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

Please countersign this letter agreement below to indicate your acceptance of the above, and return it to my attention. Please feel free to contact me with any questions.

Sincerely,

/s/ John R. Zacamy____
John R. Zacamy
Chief Financial Officer

AutoGenomics, Inc.
2980 Scott Street • Vista, CA 92081
Tel: 760.477.2248 • Fax: 760.477.2252
www.autogenomics.com

ACCEPTED AND AGREED:

MemorialCare Innovation Fund, LP

By:     /s/ Brant Heise
    Brant Heise, Managing Director

AutoGenomics, Inc.
2980 Scott Street • Vista, CA 92081
Tel: 760.477.2248 • Fax: 760.477.2252
www.autogenomics.com